Exhibit 10.1

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT AND WAIVER

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT AND WAIVER (“Amendment”) is made as of August 13, 2009 by and among COBRA ELECTRONICS CORPORATION, a Delaware corporation (the “Borrower”), THE PRIVATEBANK AND TRUST COMPANY, an Illinois state chartered bank, as Administrative Agent (“Administrative Agent”) and the Lenders currently party to the Loan Agreement (as hereinafter defined).

RECITALS

A. The Administrative Agent, the Lenders and the Borrower entered into a Loan and Security Agreement dated as of February 15, 2008 as amended by First Amendment to Loan and Security Agreement dated as of October 31, 2008 (as so amended, the “Loan Agreement”).

B. The parties to the Loan Agreement desire to enter into this Amendment for the purpose of making certain amendments to the Loan Agreement and waiving compliance with certain covenants in the Loan Agreement.

AGREEMENT

In consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein are used as defined in the Loan Agreement.

2. Amendments. Upon satisfaction of the conditions precedent hereinafter set forth, the Loan Agreement shall be amended as follows:

2.1. The amount of the Revolving Loan Commitment of each Lender (currently set forth on its signature page to the Loan Agreement) shall be amended as follows:

Lender	Revolving Loan Commitment
PrivateBank RBS	$ $	15,743,488.60 12,256,511.40

2.2. Section 1.1 of the Loan Agreement shall be amended by adding new definitions of Availability Reserve, Dilution, Second Amendment Effective Date, Supplementary Fee Letter, Tangible Net Worth and Unmatured Event of Default thereto which read as follows:

“Availability Reserve” shall mean $2,500,000 for the period commencing the Second Amendment Effective Date through and including September 30, 2009 and $3,000,000 at all times thereafter.

“Dilution” shall mean, with respect to any period, the percentage obtained by dividing (i) the sum of non-cash credits against Accounts (including, but not limited to returns, adjustments and rebates) of Borrower for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of Borrower for such period, as determined by the Administrative Agent in its reasonable credit judgment consistent with industry standards for asset-based loans by (ii) gross invoiced sales of the Borrower for such period.

“Second Amendment Effective Date” shall mean August 13, 2009.

“Supplementary Fee Letter” shall mean the Supplementary Fee Letter dated August 13, 2009 between the Borrower and the Administrative Agent, as amended from time to time.”

“Tangible Net Worth” shall mean, as of any date, shareholders’ equity (including retained earnings) less prepaid assets and intangible assets of the Borrower and its Subsidiaries computed on a consolidated basis in accordance with GAAP.

“Unmatured Event of Default” shall mean any event that, if it continues uncured, will with the lapse of time or giving of notice, or both, constitute an Event of Default.

2.3. The definition of Applicable Margin contained in Section 1.1 of the Loan Agreement shall be amended in its entirety and as so amended shall read as follows:

“Applicable Margin” means, for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect.

Level	Total Debt to EBITDA Ratio	Applicable Margin for Prime Rate Loans	Applicable Margin for LIBOR Rate Loans	Letter of Credit Fees
				Documentary L/C Fees	Standby L/C Fees
I	Greater than or equal to 2.50:1	2.00%	4.50%	2.15%	3.00%
II	Greater than or equal to 2.00:1 but less than 2.50:1	1.00%	3.50%	2.00%	2.75%
III	Less than 2.00:1	0%	2.50%	1.85%	2.50%

The Applicable Margins with respect to Prime Rate Loans, LIBOR Rate Loans and the Letter of Credit Fees shall be adjusted, to the extent applicable, on the tenth (10th) Business Day after the Borrower provides the annual and quarterly financial statements and other information pursuant to subsection 9(c), as applicable, and the related Compliance Certificate, with respect to fiscal quarters of Borrower ending on and after December 31, 2009, based on the Total Debt to EBITDA Ratio for such Computation Period. Notwithstanding anything contained in this paragraph to the contrary, (a) if the Borrower fails to deliver such financial statements and Compliance Certificate in accordance with the provisions of subsection 9(c), the Applicable Margin shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the tenth (10th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing; (c) the initial Applicable Margin on the Second Amendment Effective Date shall be based on Level I until the date on which the financial statements and Compliance Certificate are delivered for the Fiscal Quarter ending December 31, 2009; and (d) the Applicable Margin shall be based upon Level I above until such time as the Borrower’s Total Debt to EBITDA Ratio qualifies for a different level for two (2) consecutive quarterly determination dates.

2.4. The introductory sentences of the definition of Eligible Account contained in Section 1.1 of the Loan Agreement shall be amended in their entirety to read as follows:

“Eligible Account” shall mean an Account (or in the case of clause (iii)(C) below, a claim arising from the sale of an Account) owing to Borrower which is acceptable to Administrative Agent in its reasonable credit judgment consistent with industry standards for asset-based loans for lending purposes. Without limiting Administrative Agent’s exercise of such judgment, Administrative Agent shall, in general, not consider an Account (or such claim) to be an Eligible Account unless it meets, and so long as it continues to meet, the following requirements:”

2.5. Clause (iv) of the definition of Eligible Account contained in Section 1.1 of the Loan Agreement shall be amended by deleting “fifty percent (50%)” and by substituting “twenty-five percent (25%)” therefor.

2.6. Clause (xiii) of the definition of Eligible Account contained in Section 1.1 of the Loan Agreement shall be amended by adding the following at the end thereof:

“and provided further that the Administrative Agent shall have the right, in its reasonable credit judgment consistent with industry standards for asset-based loans, to increase any of the percentage concentration limits contemplated under this clause (xiii) from time to time”

2.7. The introductory sentences of the definition of Eligible Inventory contained in Section 1.1 of the Loan Agreement shall be amended in their entirety to read as follows:

“Eligible Inventory” shall mean Inventory of Borrower which is acceptable to Administrative Agent, in its reasonable credit judgment consistent with industry standards for asset-based loans, for lending purposes. Without limiting Administrative Agent’s exercise of such judgment, Administrative Agent shall, in general, not consider Inventory to be Eligible Inventory unless it meets, and so long as it continues to meet, the following requirements:”

2.8. Section 2(a) of the Loan Agreement shall be amended in its entirety and as so amended shall read as follows:

(a)	Revolving Loans.

Subject to the terms and conditions of this Agreement and the Other Agreements, so long as no Event of Default or Unmatured Event of Default is then continuing, during the Original Term, each Lender, severally and not jointly, agrees to make in Dollars, Euros or Pounds Sterling, as requested by Borrower its Pro Rata Share of revolving loans and advances (the “Revolving Loans”) requested by Borrower up to such Lender’s Revolving Loan Commitment so long as after giving effect to such Revolving Loans, the sum of the aggregate unpaid principal balance of the Revolving Loans and the Letter of Credit Obligations does not exceed a Dollar Equivalent amount of up to the sum of the following sublimits (the “Revolving Loan Limit”) which shall be determined from time to time based on the most current borrowing base report furnished to the Administrative Agent pursuant to Section 9(a) hereof:

(i) Seventy-five percent (75%) of the face amount of Borrower’s Eligible Account; provided that such advance rate shall be reduced by one (1) percentage point for each whole percentage point (and rounded up to the nearest .25% in the case of a partial percentage point) by which Dilution (as determined by the Administrative Agent in its reasonable discretion based on the results of the most recent twelve (12) month period for which the Administrative Agent has conducted a field audit of the Borrower) exceeds fifteen percent (15%); plus

(ii) The lesser of (a) sixty percent (60%) of the lower of cost or market value of Borrower’s Eligible Inventory or (b) eighty-five percent (85%) of the appraised orderly liquidation value of Borrower’s Eligible Inventory; plus

(iii) Sixty percent (60%) against the face amount of commercial Letters of Credit issued or guaranteed by the Issuing Lender or letters of credit permitted under Section 13(b)(xii) hereof for the purpose of purchasing Eligible Inventory; provided, that such commercial Letters of Credit are in form and substance satisfactory to Administrative Agent; minus

(iv) The Availability Reserve and such other reserves as Administrative Agent elects, in its reasonable credit judgment consistent with industry standards for asset-based loans, to establish from time to time (including, without limitation, a rent reserve in an amount equal to three (3) months rent payable by Borrower for all of its leased inventory locations, a reserve for payments due under licensing agreements and a reserve with respect to Hedging Liabilities);

provided, that (x) the sum of the advances with respect to clauses (ii) and (iii) above shall at no time exceed Fourteen Million and No/100 Dollars ($14,000,000), and (y) the Revolving Loan Limit shall in no event exceed Twenty-Eight Million and No/100 Dollars ($28,000,000) (the “Maximum Revolving Loan Limit”) and further provided that the Administrative Agent may, in its reasonable credit judgment consistent with industry standards for asset-based loans, from time to time reduce the percentage advance rates specified in (i), (ii) and (iii) above upon notice to the Borrower and the Lenders.

The aggregate unpaid principal balance of the Revolving Loans (including the Dollar Equivalent of all Loans made in Euros or Pounds Sterling) shall not at any time exceed the lesser of the (i) Revolving Loan Limit minus the Letter of Credit Obligations and (ii) the Maximum Revolving Loan Limit minus the Letter of Credit Obligations. If at any time the outstanding Revolving Loans (including the Dollar Equivalent of all Loans made in Euros or Pounds Sterling) exceeds either the Revolving Loan Limit or the Maximum Revolving Loan Limit, in each case minus the Letter of Credit Obligations, or any portion of the Revolving Loans (including the Dollar Equivalent of all Loans made in Euros or Pounds Sterling) and Letter of Credit Obligations exceeds any applicable sublimit within the Revolving Loan Limit, Borrower shall immediately, and without the necessity of demand by Administrative Agent, pay to Administrative Agent such amount as may be necessary to eliminate such excess and Administrative Agent shall apply such payment to the Revolving Loans in such order as Administrative Agent shall determine in its sole discretion; provided that Administrative Agent may, in its sole discretion, permit such excess (the “Interim Advance”) to remain outstanding and continue to advance Revolving Loans to Borrower on behalf of Lenders without the consent of any Lender for a period of up to sixty (60) calendar days, so long as (i) the amount of the Interim Advances does not exceed at any time One Million and No/100 Dollars ($1,000,000), (ii) the aggregate outstanding principal balance of the Revolving Loans (including the Dollar Equivalent of all Loans made in Euros or Pounds Sterling) does not exceed the Maximum Loan Limit, and (iii) Administrative Agent has not been notified by Requisite Lenders (or, if there are only three (3) Lenders, any two (2) of the Lenders) to cease making such Revolving Loans. If the Interim Advance is not repaid in full within sixty (60) days of the initial occurrence of the Interim Advance, no future advances may be made to Borrower without the consent of all Lenders until the Interim Advance is repaid in full.

Neither Administrative Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligations to make Revolving Loans hereunder, and the failure of any Lender to make its Pro Rata Share of any Revolving Loan hereunder shall not relieve any other Lender of its obligation, if any, to make its Pro Rata Share of any Revolving Loans hereunder.

If Borrower makes a request for a Revolving Loan as provided herein, Administrative Agent, at its option and in its sole discretion, shall do either of the following:

(i) advance the amount of the proposed Revolving Loan to Borrower disproportionately (a “Disproportionate Advance”) out of Administrative Agent’s own funds on behalf of Lenders, which advance shall be on the same day as Borrower’s request therefor with respect to Prime Rate Loans if Borrower notifies Administrative Agent of such request by 11:00 a.m., Chicago time on such day, and request settlement in accordance with Section 18 hereof such that upon such settlement each Lender’s share of the outstanding Revolving Loans (including, without limitation, the amount of any Disproportionate Advance) equals its Pro Rata Share; or

(ii) Notify each Lender by telecopy or other similar form of teletransmission of the proposed advance on the same day Administrative Agent is notified or deemed notified by Borrower of Borrower’s request for an advance pursuant to this Section 2(a). Each Lender shall remit, to the demand deposit account designated by the Administrative Agent (i) with respect to Prime Rate Loans, at or prior to 3:00 P.M., Chicago time, on the date of notification, if such notification is made by the Administrative Agent to the Lenders at or prior to 1:00 p.m., Chicago time, or 10:00 A.M., Chicago time, on the business day immediately succeeding the date of such notification, if such notification is made by the Administrative Agent to the Lenders after 1:00 p.m., Chicago time, and (ii) with respect to LIBOR Rate Loans, at or prior to 12:00 noon., Chicago time, on the date such LIBOR Rate Loans are to be advanced, immediately available funds in an amount equal to such Lender’s Pro Rata Share of such proposed advance.

If and to the extent that a Lender does not settle with Administrative Agent as required under this Agreement (a “Defaulting Lender”) Borrower and Defaulting Lender severally agree to repay to Administrative Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Administrative Agent, together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Administrative Agent (x) in the case of a Defaulting Lender at the Federal Funds Rate and (y) in the case of Borrower, at the interest rate applicable at such time for such Loans; provided, that Borrower’s obligation to repay such advance to Administrative Agent shall not relieve such Lender of its liability to Administrative Agent for failure to settle as provided in this Agreement.

Borrower hereby authorizes Administrative Agent, in its sole discretion, to charge any of Borrower’s accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the Other Agreements; provided that the Administrative Agent agrees to give the Borrower advance notice (which may be telephonic or by electronic transmission) in the case of any such charge or Revolving Loan made in connection with payment of audit, legal or appraisal charges or any other payments to third parties.

A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: Borrower shall give Administrative Agent same day notice, no later than 12:00 noon (Chicago time) for such day, of its request for a Revolving Loan as a Prime Rate Loan, and at least three (3) Business Days prior notice of its request for a Revolving Loan as a LIBOR Rate Loan, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default. In the event that Borrower maintains a controlled disbursement account at Administrative Agent, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Revolving Loan as a Prime Rate Loan. As an accommodation to Borrower, Administrative Agent may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Administrative Agent by Borrower. Unless Borrower specifically directs Administrative Agent in writing not to accept or act upon telephonic or electronic communications from Borrower, Administrative Agent shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Administrative Agent’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Administrative Agent by Borrower and Administrative Agent shall have no duty to verify the origin of any such communication or the authority of the Person sending it, other than to verify that the Person purporting to make such request is a Person or officer identified by Borrower to Administrative Agent as having the authority to make such request.

Borrower hereby irrevocably authorizes Administrative Agent to disburse the proceeds of each Revolving Loan requested by Borrower, or deemed to be requested by Borrower, as follows: the proceeds of each Revolving Loan requested under Section 2(a) shall be disbursed by Administrative Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by Borrower and Administrative Agent from time to time, or elsewhere if pursuant to a written direction from Borrower.

2.9. Section 3(a) of the Loan Agreement shall be amended by deleting “Twelve Million Five Hundred Thousand and no/100 ($12,500,000)” appearing therein and by substituting “Six Million Five Hundred Thousand and no/100 Dollars ($6,500,000)” therefor.

2.10. Section 4(a)(i) of the Loan Agreement shall be amended in its entirety and as so amended shall read as follows:

“(i) The sum of the Applicable Margin then in effect with respect to Prime Rate Loans per annum plus the Prime Rate in effect from time to time, payable on the last day of each calendar quarter through and including June 30, 2009 and thereafter, commencing August 31, 2009, such interest shall be payable on the last day of each calendar month, in each case in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.”

2.11. Sections 4(c)(ii) and 4(c)(iii) of the Loan Agreement shall be amended in their entirety and as so amended shall read as follows:

“(ii) Unused Line Fee: Borrower shall pay to Administrative Agent, for the benefit of Lenders, an unused line fee equal to one-fourth of one percent (.25%) for the period through and including August 12, 2009 and one-half of one percent (.50%) at all times thereafter of the difference between the Maximum Revolving Loan Limit and the average daily balance of the Revolving Loans plus the Letter of Credit Obligations for each calendar quarter through and including June 30, 2009 and thereafter for each calendar month, which fee shall be fully earned by Lenders and payable quarterly in arrears on the last day of each calendar quarter through June 30, 2009 and thereafter payable monthly in arrears on the last day of each calendar month (commencing August 31, 2009). Said fee shall be calculated on the basis of a 360 day year.

(iii) Agency Fees: Borrower shall pay to the Administrative Agent for its own account the fees described in the Fee Letter and the Supplementary Fee Letter.”

2.12. Sections 8 and 9 of the Loan Agreement shall be amended in their entirety and as so amended shall read as follows:

“8.	COLLECTIONS.

(a) Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the “Lock Box”) designated by, and under the exclusive control of, Administrative Agent, at a financial institution acceptable to Administrative Agent. Borrower shall establish an account (the “Lock Box Account”) in Administrative Agent’s name with a financial institution acceptable to Administrative Agent, into which all payments received in the Lock Box shall be deposited, and into which Borrower will immediately deposit all payments received by Borrower on Accounts in the identical form in which such payments were received, whether by cash or check. If Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Administrative Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Lock Box Account. The financial institution with which the Lock Box Account is established shall acknowledge and agree, in a manner satisfactory to Administrative Agent, that the amounts on deposit in such Lock Box and Lock Box Account are the sole and exclusive property of Administrative Agent, that such financial institution will follow the instructions of Administrative Agent with respect to disposition of funds in the Lock Box and Lock Box Account without further consent from Borrower, that such financial institution has no right to setoff against the Lock Box or Lock Box Account or against any other account maintained by such financial institution into which the contents of the Lock Box or Lock Box Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Administrative Agent in a manner satisfactory to Administrative Agent, funds deposited in the Lock Box Account on a daily basis as such funds are collected. Borrower agrees that all payments made to such Lock Box Account or otherwise received by Administrative Agent, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise, will be applied on account of the Liabilities in accordance with the terms of this Agreement; provided prior to the occurrence of any Event of Default or Unmatured Event of Default, such lockbox collections shall be first applied to reduce the Revolving Loans and any interest or fees then due and owing hereunder. Borrower agrees to pay all fees, costs and expenses in connection with opening and maintaining the Lock Box and Lock Box Account. All of such fees, costs and expenses if not paid by Borrower, may be paid by Administrative Agent and in such event all amounts paid by Administrative Agent shall constitute Liabilities hereunder, shall be payable to Administrative Agent by Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to

Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by Borrower to Administrative Agent, and, if that endorsement of any such item shall not be made for any reason, Administrative Agent is hereby irrevocably authorized to endorse the same on Borrower’s behalf. For the purpose of this section, Borrower irrevocably hereby makes, constitutes and appoints Administrative Agent (and all Persons designated by Administrative Agent for that purpose) as Borrower’s true and lawful attorney and agent-in-fact (i) to endorse Borrower’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of Borrower or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or postal box into which any of Borrower’s mail is deposited, and open and process all mail addressed to Borrower and deposited therein.

(b) Administrative Agent may, at any time and from time to time, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrower’s Accounts or other amounts owed to Borrower by suit or otherwise; (ii) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to Borrower; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrower or other amount owed to Borrower upon such terms, for such amount and at such time or times as Administrative Agent deems advisable; (v) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to Borrower; and (vi) do all other acts and things which are necessary, in Administrative Agent’s sole discretion, to fulfill Borrower’s obligations under this Agreement and the Other Agreements and to allow Administrative Agent to collect the Accounts or other amounts owed to Borrower. In addition to any other provision hereof, Administrative Agent may at any time, after the occurrence of an Event of Default, at Borrower’s expense, notify any parties obligated on any of the Accounts to make payment directly to Administrative Agent of any amounts due or to become due thereunder.

(c) Administrative Agent shall, after receipt by Administrative Agent at its office in Chicago, Illinois of (i) checks and (ii) cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral, apply the whole or any part of such collections or Proceeds, subject to actual collection, against the Liabilities in such order as Administrative Agent shall determine in its sole discretion; provided that prior to the occurrence of an Event of Default or Unmatured Event of Default, such amounts shall be applied to payment of the Revolving Loans and any interest or fees then due and owing hereunder.

(d) On a monthly basis, Administrative Agent shall deliver to Borrower an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrower unless Borrower notifies Administrative Agent in writing, specifying any error therein, within sixty (60) days of the date such account statement is sent to Borrower and any such notice shall only constitute an objection to the items specifically identified.

9.	COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

(a) Borrowing Base Reports.

Borrower shall deliver an executed loan report and certificate in Administrative Agent’s then current form at least once each week and at each month end (or more frequently as may be requested by Administrative Agent), which shall be accompanied by supporting documentation (satisfactory to the Administrative Agent) verifying the amounts reported for sales, credits and collections shown on the borrowing base report for the relevant period. Each such report shall reflect the activity of Borrower with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to Administrative Agent and shall contain such additional information concerning Accounts and Inventory as may be requested by Administrative Agent including, without limitation, but only if specifically requested by Administrative Agent, copies of all invoices prepared in connection with such Accounts.

(b) Monthly Reports.

Borrower shall deliver to Administrative Agent, in addition to any other reports, as soon as practicable and in any event: (i) within fifteen (15) days after the end of each month, (A) a detailed trial balance of Borrower’s Accounts aged per invoice date, in form and substance reasonably satisfactory to Administrative Agent including, without limitation, the names and addresses of all Account Debtors of Borrower, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Administrative Agent may require in its sole discretion), including a listing of any held checks; and (ii) within fifteen (15) days after the end of each month, the general ledger inventory account balance, a perpetual inventory report and Administrative Agent’s standard form of Inventory report then in effect or the form most recently requested from Borrower by Administrative Agent, for Borrower by each category of Inventory, together with a description of the monthly change in each category of Inventory.

(c) Compliance Certificate.

As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, a compliance certificate in the form of Exhibit B (a “Compliance Certificate”), which Compliance Certificate shall include a calculation of all financial covenants contained in this Agreement, including a description of any deviation therefrom.

(d) Financial Statements.

Borrower shall deliver to Administrative Agent and each Lender the following financial information, all of which shall be prepared on a consolidated and consolidating basis in accordance with generally accepted accounting principles consistently applied: (i) no later than forty-five (45) days after each calendar month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Borrower, certified by the Chief Financial Officer or Vice President-Finance of Borrower and (ii) no later than ninety (90) days after the end of each of Borrower’s Fiscal Years, (x) audited financial statements for such Fiscal Year with an unqualified opinion by independent certified public accountants selected by Borrower and reasonably satisfactory to Administrative Agent, which financial statements shall be accompanied by copies of any management letters sent to the Borrower by such accountants and (y) copies of Borrower’s Form 10-K report filed with the Securities and Exchange Commission.

(d) Projections.

As soon as practicable and in any event prior to the beginning of each Fiscal Year, Borrower shall deliver to Administrative Agent and each Lender projected balance sheets, statements of income and cash flow for Borrower, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Administrative Agent. The Borrower shall update such projections quarterly throughout each Fiscal Year, such updated projections to be delivered to the Administrative Agent no later than 15 days prior to the beginning of each fiscal quarter. The Borrower agrees to deliver updated projections for the balance of 2009 to the Administrative Agent and each Lender in form reasonably acceptable to them within ten (10) days of the Second Amendment Effective Date.

As soon as practicable and in any event within fifteen (15) days prior to the beginning of each calendar quarter, projected cash flow and projected usage and availability of the Revolving Loan Commitments on a weekly basis for the Borrower for such quarter, together with appropriate supporting details as reasonably requested by the Administrative Agent.

(e) Explanation of Budgets and Projections.

In conjunction with the delivery of the projections or budgets referred to in subsection 9(d) above, Borrower shall deliver a letter signed by the President or a Vice President of Borrower and by the Treasurer or Chief Financial Officer of Borrower, describing, comparing and analyzing, in detail, all changes and developments between the anticipated financial results included in such projections or budgets and the historical financial statements of Borrower.

(f) Public Reporting.

Promptly upon the filing thereof, Borrower shall deliver to Administrative Agent and each Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which Borrower or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Administrative Agent and each Lender copies of any reports and proxy statements delivered to its shareholders.

(g) Other Information.

Promptly following request therefor by Administrative Agent or any Lender, Borrower shall deliver to Administrative Agent and each Lender such other business or financial data, reports, appraisals and projections as Administrative Agent or such Lender may reasonably request.

2.13. The last sentence of Section 12(d) of the Loan Agreement shall be deleted and replaced with the following:

“Without limiting the foregoing, Borrower agrees that the Administrative Agent, through its officers, employees, agents and independently engaged appraisers or other Persons shall conduct field audits of the Collateral not less than two (2) times in each year, including appraisals of the Borrower’s and its Subsidiaries Inventory, the first such appraisal to be completed no later than September 15, 2009 and the Borrower shall fully cooperate in connection with such field audits. The Borrower shall pay to the Administrative Agent all customary fees and all costs and out-of-pocket expenses incurred by the Administrative Agent in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.”

2.14. Section 14 of the Loan Agreement shall be amended in its entirety and as so amended shall read as follows:

“14.	FINANCIAL COVENANTS.

Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a) Minimum EBITDA.

Borrower shall not permit the EBITDA as of the last day of any fiscal quarter during the periods specified below to be less than the amount set forth below for the period specified below:

Period	Minimum EBITDA
July 1, 2009 through September 30, 2009	$1,350,000
July 1, 2009 through December 31, 2009	$3,375,000
July 1, 2009 through March 31, 2010	$4,025,000
July 1, 2009 through June 30, 2010	$4,900,000
Each Computation Period ending on and after September 30, 2010	$5,000,000

(b) Fixed Charge Coverage Ratio.

Borrower shall not permit the Fixed Charge Coverage Ratio as of the last day of any period set forth below to be less than the applicable ratio set forth below for such period:

Period	Fixed Charge Coverage Ratio
July 1, 2009 through September 30, 2009	1.00:1.00
July 1, 2009 through December 31, 2009	1.10:1.00
July 1, 2009 through March 31, 2010	1.00:1.00
July 1, 2009 through June 30, 2010	1.00:1.00
Each Computation Period ending on and after September 30, 2010	1.10:1.00

(c) Tangible Net Worth. Borrower will not permit Tangible Net Worth to be less than Minimum Required Amount. For purposes hereof, “Minimum Required Amount” shall mean (i) commencing June 30, 2009 an amount equal to $13,419,794 (subject to adjustment in the event such amount does not equal 90% of Borrower’s actual Tangible Net Worth as of June 30, 2009 as reported on its final financial statements for such date) and (ii) thereafter from the last day of each Fiscal Quarter of Borrower through the day prior to the last day of each immediately succeeding Fiscal Quarter of Borrower, the Minimum Tangible Net Worth required pursuant hereto during the immediately preceding period plus fifty percent (50%) of Borrower’s consolidated net income for such Fiscal Quarter (but without reduction for any net loss) and excluding any gain or loss on cash surrender value (CSV) life insurance which is an amount calculated from the Borrower’s Consolidated Statement of Cash Flows and Notes to Consolidated Financial Statements, respectively, in Borrower’s annual Form 10-K and quarterly Form 10-Qs filed pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934.

2.15. Section 29 of the Loan Agreement shall be amended by adding the following immediately preceding the period at the end thereof:

“and the Borrower further consents to the disclosure of information relating to the Borrower to any third party engaged by the Administrative Agent or any Lender or any of its Affiliates to perform services on its behalf in connection with any Bank Products made available to the Borrower or in connection with processing or evaluating reports furnished by the Borrower hereunder with respect to the Collateral”

3. Waiver. The Borrower has advised the Administrative Agent that the Borrower is in violation of the provisions of Sections 14(a) and 14(b) of the Loan Agreement as of June 30, 2009 (the “Violations”). Subject to the satisfaction of the conditions precedent set forth in Section 6 below, the Requisite Lenders hereby acknowledge the Violations and waive any Event of Default or Unmatured Event of Default that would otherwise be caused by the Violations. The waiver under this Section 3 is limited as specifically written herein and shall be solely a waiver of the above described Violations and it shall not constitute a waiver of any other terms or conditions of the Loan Agreement.

4. Affirmation. Except as expressly amended hereby, the Loan Agreement and the Other Agreements are and shall continue in full force and effect and the Borrower hereby fully ratifies and affirms the Loan Agreement and each Other Agreement to which it is a party. Reference in any of this Amendment, the Loan Agreement or any Other Agreement to the Loan Agreement shall be a reference to the Loan Agreement as amended hereby and as further amended, modified, restated, supplemented or extended from time to time.

5. Representations and Warranties. To induce the Administrative Agent and Lenders to execute this Amendment, the Borrower hereby represents and warrants to the Lenders as follows:

5.1. The Borrower is duly authorized to execute and deliver this Amendment and is duly authorized to perform its obligations hereunder.

5.2. The execution, delivery and performance by the Borrower of this Amendment do not and will not (i) require any consent or approval of any Person (other than any consent or approval which has been obtained and is in full force and effect), (ii) conflict with (A) any provision of law, (B) the charter, by-laws or other organizational documents of the Borrower or (C) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon the Borrower or any of its properties or (iii) require, or result in, the creation or imposition of any Lien on any asset of the Borrower other than Liens in favor of the Administrative Agent.

5.3. This Amendment is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting enforceability of creditors’ rights generally and to general principles of equity.

5.4. The representations and warranties in the Loan Agreement and Other Agreements (including but not limited to Section 11 of the Loan Agreement) are true and correct with the same effect as though made on and as of the date of this Amendment (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties were true and correct as of such earlier date).

5.5. Except for the Violations waived pursuant to Section 3 of this Amendment, no Unmatured Event of Default or Event of Default has occurred and is continuing.

6. Conditions to Amendment. This Amendment shall become effective upon the satisfaction in full of all of the following conditions precedent, each of which shall be satisfactory to the Administrative Agent and the Requisite Lenders:

6.1. Amendment. The Borrower and the Requisite Lenders shall have executed and delivered to the Administrative Agent this Amendment.

6.2. Amendment Fee. The Administrative Agent shall have received $159,150.00 as and for a nonrefundable amendment fee for the pro rata account of the Lenders executing this Amendment.

6.3. Fees and Expenses. The Borrower shall have paid all of the Administrative Agent’s and RBS’ legal fees and expenses in connection with this Amendment to the extent invoiced.

6.4. Other. Such other documents as the Administrative Agent or Lender shall reasonably request.

7. Costs and Expenses. The Borrower shall pay or reimburse the Administrative Agent and RBS within five Business Days after demand for all reasonable costs and expenses (including reasonable attorneys fees) incurred by them in connection with the preparation, delivery, administration, and execution of this Amendment and the documentation and transactions contemplated hereby, and in connection with any review of the Collateral and Other Agreements considered necessary by them in connection with this Amendment (capped in the case of attorney’s fees for RBS at $5,000).

8. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one instrument. Delivery of an executed counterpart of this Amendment by facsimile or electronic transmission shall be effective as delivery of an original counterpart.

9. Headings. The headings and captions of this Amendment are for the purposes of reference only and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

10. APPLICABLE LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ILLINOIS CHOICE OF LAW DOCTRINE.

The parties hereto have caused this Amendment to be executed by their duly authorized officers, all as of the day and year first above written.

Signature Pages Follow

COBRA ELECTRONICS CORPORATION

By:	/s/ Michael Smith
Name:	Michael Smith
Title:	Senior Vice President and Chief Financial Officer

THE PRIVATEBANK AND TRUST COMPANY, individually as a Lender and as Administrative Agent

By:	/s/ Mitchell B. Rasky
Name:	Mitchell B. Rasky
Title:	Managing Director

RBS CITIZENS, N.A., as a Lender

By:	/s/ Paul M. Mongeau
Name:	Paul M. Mongeau
Title:	Senior Vice President